Exhibit 99.1

Vista Equity Partners Completes Acquisition of Marketo

SAN MATEO, Calif, — August 16, 2016 — Marketo, Inc. (NASDAQ: MKTO), the leading provider of engagement marketing software and solutions, today announced that it has been acquired by Vista Equity Partners (“Vista”), a leading private equity firm focused on investments in software, data, and technology-enabled businesses. The transaction, originally announced on May 31, 2016, was completed on August 16, 2016. Marketo’s shareholders approved the agreement on July 28, 2016.

The acquisition — which combines Marketo’s product and industry leadership with Vista’s unique investment and operating model for high-growth SaaS companies — begins the next phase of growth for Marketo, in which the company will continue to focus on setting the agenda for innovation and thought leadership for the entire digital marketing industry.

“Ten years ago, we embarked on a journey to create a new kind of enterprise software company that would transform the way companies market to and engage with their customers,” said Phil Fernandez, chairman and CEO of Marketo. “Our partnership with Vista will allow us to double down on that vision and focus on accelerating our execution toward product innovation and customer success for companies in fast-growth and enterprise business and consumer segments.”

“We see significant value in Marketo’s ability to enable organizations to increase digital intimacy and lifetime value with their customers and consumers leveraging the Marketo Marketing Platform,” said Brian Sheth, co-founder and president of Vista. “We are aligned with Marketo’s vision to lead the market in digital marketing transformation, and we’re thrilled to work with the management team to help Marketo reach its full potential.”

Marketo’s common stock will continue trading on August 16, 2016, and thereafter cease to be traded on NASDAQ.

Golub Capital acted as Administrative Agent and Collateral Agent for the senior credit facility issued to support the acquisition. Wilson Sonsini Goodrich & Rosati served as legal advisor to Marketo. Kirkland & Ellis LLP served as legal advisor to Vista.

About Marketo

Marketo provides the leading engagement marketing software and solutions designed to help marketers develop long-term relationships with their customers - from acquisition to advocacy. Marketo is built for marketers, by marketers and is setting the innovation agenda for marketing technology. Marketo puts Marketing First. Headquartered in San Mateo, CA, with offices around the world, Marketo serves as a strategic partner to large enterprise and fast-growing small companies across a wide variety of industries. To learn more about Marketo’s Engagement Marketing Platform, LaunchPoint® partner ecosystem, and the vast community that is the Marketo Marketing Nation®, visit www.marketo.com.

About Vista Equity Partners

Vista, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with over $26 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

About Golub Capital Middle Market and Late Stage Lending

Golub Capital provides financing for middle market, private equity-backed transactions with hold positions of up to $300 million and is an arranger of credit facilities up to $750 million. Golub Capital Late Stage offers flexible financing solutions for late stage SaaS companies. The firm structures offerings to foster long-term partnerships, encouraging portfolio companies to take control of their growth, make strategic acquisitions, and expand their product offerings.  Golub Capital is a nationally recognized credit asset manager with over $18 billion of capital under management. For over 20 years, the firm has provided credit to help medium-sized U.S. businesses grow. The firm’s award-winning middle market lending business helps provide financing for middle market companies and their private equity sponsors. Golub Capital’s credit expertise also forms the foundation of its Late Stage Lending and Broadly Syndicated Loan businesses. Golub Capital has worked hard to build a reputation as a fast, reliable provider of compelling finance solutions, and we believe this has inspired repeat clients and investors. Today, the firm has over 300 employees with lending offices in Chicago, New York and San Francisco. For more information, please visit www.golubcapital.com.

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